EXHIBIT 99.1.
Press release of Flushing Financial Corporation, dated October 21, 2004

CONTACT:

David Fry	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 626-6730
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Regretfully Announces
The Passing of John O. Mead, Board Member Since 1987

FLUSHING, NY - October 21, 2004 - It is with great sadness that Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company of Flushing Savings Bank, FSB (the "Bank"), today announced the death of John O. Mead, a member of the Board of Directors of the Company and the Bank, on Wednesday, October 20, 2004. He was 82 and a resident of Manhasset, Long Island, New York.

Gerard P. Tully, Sr., Chairman of the Board of Directors and Michael J. Hegarty, President and Chief Executive Officer, stated: "John was a valuable member of our Board who for 17 years served the Bank well and helped the Company grow from a small mutual savings bank to a publicly owned bank holding company with $2.0 billion in assets. We will miss him greatly as both a Board member and a friend and would like to express our deepest condolences to his family."

Mr. Mead joined Flushing Savings Bank in 1987 as a Flushing Savings Bank Board Member. In May 1994 he became a member of Flushing Financial Corporation's Board of Directors.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation ("FDIC").

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